Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2017, with respect to the consolidated financial statements and schedules of NorthStar Real Estate Income II, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2016, which is included in this Registration Statement. We consent to the inclusion of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York

December 4, 2017